Exhibit 99.1

               [LETTERHEAD OF CBL & ASSOCIATES PROPERTIES, INC.]



Investor Contact: Katie Reinsmidt
                  Director of Investor Relations
                 (423) 490-8301


              CBL ANNOUNCES BOARD APPROVAL OF $60.0 MILLION COMMON
                              STOCK REPURCHASE PLAN

CHATTANOOGA, Tenn. (November 1, 2005) - CBL & Associates Properties, Inc. (NYSE:
CBL) today announced that its Board of Directors has authorized a $60.0 million common stock repurchase plan effective through December 31, 2006. Any stock repurchases will be made from time to time through open market purchases, in accordance with Securities and Exchange Commission safe harbors, and will be funded through the Company's available cash and lines of credit. The timing and price of any stock repurchases will be determined by the market value in effect from time to time for the Company's common stock. The Company is not obligated to repurchase any shares of stock under the plan, and the Company may terminate the stock repurchase plan at any time.

     The stock repurchase plan was adopted to provide the Company with the opportunity to repurchase shares relatively equivalent to the Series K Special Common Units (KSCUs) expected to be issued in connection with the recently executed agreement to purchase a portfolio of three malls, located in the Midwest, from a group of investors. The KSCUs are exchangeable for shares of the Company's common stock on a one-for-one basis and will be issued at a value of $47.50 per underlying share of common stock.

     CBL is one of the largest and most experienced owners and developers of malls and shopping centers in the country. CBL owns, holds interests in or manages 123 properties, including 73 regional malls/open-air centers. The properties are located in 24 states and total 68.0 million square feet including
2.0 million square feet of non-owned shopping centers managed for third parties. CBL currently has nine projects under construction totaling 2.2 million square feet including open-air shopping centers located in Ft. Myers, FL, and Stillwater, OK, two community centers, an associated center and four expansions. In addition to its office in Chattanooga, TN, CBL has a regional office in Boston (Waltham), MA. Additional information can be found at cblproperties.com.

     Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.